For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI, Inc. Reports Third Quarter and Nine Month 2006 Financial Results
And Comments on Recently Completed Strategic Plan

PDI Board Approves Common Stock Repurchase Program

Saddle River, New Jersey (November 7, 2006). PDI, Inc. (NASDAQ: PDII) a contract sales and marketing services provider to the pharmaceutical industry, today announced its third quarter and nine month 2006 financial results and a common stock repurchase program and commented on its recently completed strategic plan.

Continuing Operations

Results from continuing operations were:

Financial Highlights

Revenue - Net revenue was lower in the third quarter and nine months of 2006 compared to 2005 primarily attributable to the scaling down, completion or termination of certain contracts in the Company’s Sales Services segment, including the previously announced termination of a major contract as of April 30, 2006. New contracts and expanded business with existing clients in this segment partially offset these declines. Overall revenue in the Marketing Services segment declined slightly in the third quarter and nine months of 2006 despite increased Pharmakon revenue.

Gross profit - Despite lower net revenue, gross profit was higher in both Sales Services and Marketing Services for the third quarter and nine months of 2006 compared to 2005. Sales Services gross profit was higher in 2006 due to non-recurring benefits in connection with the close out of the major contract terminated in April, as well as improved gross profit margins on new business. Gross profit and the gross profit percentage for the first nine months of 2006 were negatively impacted by approximately $1.2 million of start up costs in connection with a new contract sales engagement with a major pharmaceutical company announced on May 11, 2006, and approximately $1.4 million due to a delay in revenue recognition on a contract sales engagement because of uncertainty regarding collection. Marketing Services gross profit was higher for the third quarter and nine months in 2006 due to margin improvements in both Pharmakon and Vital Issues in Medicine (VIM).

Operating Expenses - Operating expenses were significantly lower for the third quarter and nine months of 2006 compared to 2005. Total operating expenses for the third quarter and nine months of 2006 include lower compensation costs of $1.1 million and $1.4 million, respectively, primarily due to lower severance, and lower legal and litigation costs, net of recoveries of $4.2 million and $4.9 million, respectively. Nine month operating expenses in 2005 also included a $2.8 million charge for the write-down of a sales force automation system and a $0.8 million reserve established for an outstanding loan.

Liquidity and Cash Flow

Cash and short-term investments on September 30, 2006 were $111.4 million. Cash flow from operating activities for the third quarter and nine months of 2006 were $4.5 million and $15.8 million, respectively, compared to $(0.6) million and $2.0 million for the comparable periods in 2005.

Common Stock Repurchase Program

The Board of Directors has authorized the Company to repurchase up to one million shares of its common stock.
The Company intends to repurchase shares on the open market or in privately negotiated transactions, or both. Some or all of the repurchases will be made pursuant to a Company 10(b)5-1 Plan that the Company will adopt. All purchases will be made from the Company’s available cash. The Board of Directors also terminated a share repurchase plan authorized in 2005.

CEO Commentary

Mr. Michael Marquard, PDI’s CEO stated, “The financial results for the third quarter show us to be marginally profitable at our current level of business. The recent non-renewal of two major contracts will have an impact beginning in the fourth quarter of 2006 and unless and until we generate sufficient Sales Teams new business to offset the loss of these two programs, we expect our financial results to be weaker in the near term. While we are currently not providing forward earnings guidance, taking into account the loss of these two contracts and our continuing cost reduction efforts, without any new business included, our current estimate for 2007 would be for negative cash flow of no more than $10 million.”

“The current pipeline of opportunities for our dedicated contract sales service has increased nicely from the second quarter. We are optimistic about converting some of these opportunities into new business, including some in the near term that could facilitate redeploying some of our experienced sales representatives from programs that are winding down.”

“Since early 2006, we have experienced a significant amount of change in our business. In today’s environment, many large pharmaceutical companies are reevaluating their commercial sales model, which has resulted in changes in their outsourcing partnerships. PDI has been particularly impacted due to our historical success within Big Pharma. Going forward, we believe that the sales representative remains central to successful product commercialization. We believe that outsourcing sales capacity will increase as speed to market, flexibility, and cost effectiveness in the deployment of sales forces will increase in importance within both big and emerging pharmaceutical companies as they introduce new products and respond to opportunities and competitive threats to their in-line products.”

“We have recently completed our strategic planning process. The strategic plan has received Board input and support and reiterates our commitment to the contract sales market. It further outlines initiatives to regain our position as the largest provider of contract sales representatives. It is also our mission to become a leading provider of commercialization services to the pharmaceutical industry. To regain market leadership within our Sales Services Segment, we plan to further strengthen our business development efforts, deliver flawless sales force execution and create innovative and distinctive contract sales offerings aligned with evolving Big Pharma and Emerging Pharma needs. This will lead to distinctive and compelling offerings and a broader range of services.”

“In our Marketing Services segment, we plan to grow our current services, and expand our offerings through acquisitions or internal development. We plan to acquire or build commercial services that strengthen CSO offerings and advance our efforts within emerging pharmaceutical companies who value a single point of contact for a breadth of services that enable them to successfully commercialize their products. These services will diversify our business by providing additional revenue and profit potential and expand our customer base for cross selling opportunities.”

“I am pleased to announce that our Board of Directors has also authorized us to begin purchasing up to 1,000,000 shares under our newly adopted share buyback program. We believe that our current stock price, execution of this program is a wise use of our cash.”

“Contract sales services are critical to our strategic focus today and will remain so in the future. We believe the opportunities ahead are exciting and that we have a strong plan in place to reinvigorate and grow our company. I am confident that we have the people, the resources and a sound plan to realize our goals.”

PDI Announces Dismissal with Prejudice of Securities Litigation

On November 2, 2006, the United States District Court for the District of New Jersey dismissed with prejudice the Third Consolidated and Amended Class Action Complaint in connection with the lawsuit In re PDI Securities Litigation (Civil Action No.: 02-cv-0211-JLL). The action was originally filed in January 2002 against PDI, its former CEO and former CFO. The District Court issued an opinion and order dismissing with prejudice all claims asserted in the Third Amended Complaint against all defendants and denied plaintiffs request to amend the complaint.

Conference Call Information

PDI will conduct a briefing of its results via conference call and webcast on Wednesday, November 8, 2006 at 9:00 AM Eastern time. The webcast of the event will be accessible through the Investor Relations section of PDI’s website, www.pdi-inc.com. The webcast will be archived on the website for future on-demand replay.

For those without internet access, the briefing can be accessed by dialing 1-877-423-4030 and asking for the PDI’s Third Quarter 2006 Financial Results Call. The call playback will be available for two weeks by calling 1-800-642-1687 and entering the call number 8303126.

About PDI

PDI, Inc. (NASDAQ: PDII) is a contract sales and marketing services provider to the pharmaceutical industry offering outsourced solutions for established and emerging pharmaceutical companies. PDI is dedicated to maximizing the return on investment for its clients by providing strategic flexibility; sales, marketing, and commercialization expertise; and a philosophy of performance.

Headquartered in Saddle River, NJ, PDI operates in two segments; Sales Services and Marketing Services. Our Sales Services include our Performance Sales Teams™, which are dedicated teams for specific clients; and Select Access™, our targeted sales solution that leverages an existing infrastructure. Our marketing services include marketing research and consulting services through TVG in Dresher, PA, and medical communications services through Pharmakon in Schaumburg, IL. In addition, PDI is a high quality provider of ACCME-accredited continuing medical education through Vital Issues in Medicine (VIM ®) in Dresher, PA. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to retaining the industry’s highest quality employees.

For more information, visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, the termination of or material reduction in the size of any of our customer contracts, the loss by our clients of intellectual property rights, our ability or inability to secure new business to offset the recent loss of customer contracts and the terms of any replacement business we secure, changes in our operating expenses, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves PDI has taken, the financial viability of certain companies whose debt and equity securities we hold, the outcome of certain litigations, PDI's ability to implement its current and future business plans, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Amended Annual Report on Form 10-K/A for the year ended December 31, 2005, and PDI's periodic reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2006. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2006 (unaudited)	December 31, 2005
ASSETS		
Current assets:		
Cash and cash equivalents	$ 38,976	$ 90,827
Short-term investments	72,452	6,807
Accounts receivable, net of allowance for doubtful accounts of $937 and $778, respectively	21,648	27,148
Unbilled costs and accrued profits on contracts in progress, net of allowance for unbilled receivable of $581 and $0, respectively	3,728	5,974
Income tax receivable	5,444	6,292
Other current assets	11,028	14,078
Total current assets	153,276	151,126
Property and equipment, net	13,809	16,053
Goodwill	13,612	13,112
Other intangible assets, net	16,271	17,305
Other long-term assets	3,461	2,710
Total assets	$ 200,429	$ 200,306
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$ 2,878	$ 5,693
Income taxes payable	7,740	6,805
Unearned contract revenue	15,514	12,598
Accrued incentives	10,840	12,179
Accrued payroll and related benefits	3,319	3,709
Other accrued expenses	16,018	23,712
Total current liabilities	56,309	64,696
Stockholders' equity:		
Preferred stock, $.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value; 100,000,000 shares authorized; 15,096,976 and 14,947,771 shares issued, respectively, 14,078,970 and 13,929,765 shares outstanding, respectively	151	149
Additional paid-in capital	118,950	118,325
Retained earnings	38,162	31,183
Accumulated other comprehensive income	71	71
Unamortized compensation costs	-	(904)
Treasury stock, at cost (1,018,006 shares)	(13,214)	(13,214)
Total stockholders' equity	144,120	135,610
Total liabilities & stockholders' equity	$ 200,429	$ 200,306

PDI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2006 (unaudited)	2005 (unaudited)	2006 (unaudited)	2005 (unaudited)
Revenue, net	$ 51,317	$ 72,854	$ 183,412	$ 226,866
Cost of services	38,914	62,813	140,347	186,924
Gross profit	12,403	10,041	43,065	39,942
Compensation expense	7,589	8,715	21,216	22,607
Other selling, general and administrative expenses	5,977	6,034	15,854	19,974
Asset impairment	-	-	-	2,833
Legal and related costs	(552)	3,625	(936)	3,965
Total operating expenses	13,014	18,374	36,134	49,379
Operating (loss) income	(611)	(8,333)	6,931	(9,437)
Gain on investments	-	-	-	4,444
Interest income, net	1,304	783	3,495	2,133
Income (loss) from continuing operations before income taxes	693	(7,550)	10,426	(2,860)
Income tax expense (benefit)	284	(3,272)	3,888	(2,876)
Income (loss) from continuing operations	409	(4,278)	6,538	16
Income from discontinued operations, net of tax	54	94	441	252
Net income (loss)	$ 463	$ (4,184)	$ 6,979	$ 268
Income (loss) per share of common stock:				
Basic:				
Continuing operations	$ 0.03	$ (0.31)	$ 0.47	$ 0.00
Discontinued operations	0.00	0.01	0.03	0.02
	$ 0.03	$ (0.30)	$ 0.50	$ 0.02
Assuming dilution:				
Continuing operations	$ 0.03	$ (0.31)	$ 0.47	$ 0.00
Discontinued operations	0.00	0.01	0.03	0.02
	$ 0.03	$ (0.30)	$ 0.50	$ 0.02
Weighted average number of common shares and common share equivalents outstanding:				
Basic	13,871	13,867	13,851	14,379
Assuming dilution	13,987	13,867	13,968	14,505